Exhibit 10.61
TERMINATION AGREEMENT
     THIS TERMINATION AGREEMENT made and entered into this llth day of January, 2006, by and between the CITY OF ELGIN, an Illinois municipal corporation (hereinafter referred to as the “City”); and JOHN B. SANFILIPPO AND SON, INC., an Illinois corporation, ARTHUR/BUSSE LIMITED PARTNERSHIP, an Illinois limited partnership, and 300 EAST TOUHY AVENUE LIMITED PARTNERSHIP, an Illinois limited partnership (hereinafter collectively referred to as “Developer”).
     WHEREAS, on May 26, 2004, the City and the Developer entered into a Development Agreement (hereinafter referred to as the “Subject Development Agreement”); and
     WHEREAS, the Subject Development Agreement related to property then owned by the State of Illinois consisting of approximately 90 acres commonly known as 750 South State Street, Elgin, Kane County, Illinois, such property being legally described in Exhibit A attached hereto (hereinafter referred to as the “Subject Property”); and
     WHEREAS, pursuant to the Subject Development Agreement the City has since acquired the Subject Property from the State of Illinois with the purchase price being funded by the Developer; and
     WHEREAS, pursuant to the Subject Development Agreement the Developer at its cost has provided for the Environmental Remediation of the Subject Property; and

     WHEREAS, pursuant to the Subject Development Agreement the Developer at its cost has provided for the Subject Asbestos Abatement and Building Demolitions on the Subject Property; and
     WHEREAS, pursuant to the Subject Development Agreement and as provided by law the City has adopted Ordinance Nos. S26-04, S27-04 and S28-04 providing for the approval of the Elgin Route 20 Tax Increment Financing Redevelopment Project and Plan, the Designation of the Elgin Route 20 Tax Increment Financing Redevelopment Project Area and the adoption of Tax Increment Financing in connection with such designated Route 20 Tax Increment Financing Redevelopment Project Area (hereinafter collectively referred to as the “Route 20 Tax Increment Financing District”); and
     WHEREAS, pursuant to the Subject Development Agreement and as provided by law the City has provided for the expansion by the State of Illinois of the City’s Illinois Enterprise Zone known as the Elgin Enterprise Zone to include the Subject Property and has obtained an extension of the term of the Elgin Enterprise Zone for an additional term of ten (10) years from the date of the request to the State of Illinois (hereinafter referred to as the “Subject Enterprise Zone Expansion”); and
     WHEREAS, pursuant to the Subject Development Agreement the City has as part of the acquisition of the Subject Property from the State of Illinois reimbursed to the State of Illinois one-half of the estimated cost of the State of Illinois relocating its operations and employees from Building No. 69 on the Subject Property; and

     WHEREAS, since the entry into the Subject Development Agreement the Developer has determined not to proceed with the Subject Redevelopment of the Subject Property as provided for in the Subject Development Agreement and has instead elected to proceed to acquire the property commonly known as 1701-1715 North Randall Road, Elgin, Illinois; and
     WHEREAS, the City and Developer have determined to enter into this Termination Agreement providing for the termination of the Subject Development Agreement upon the terms and conditions provided herein.
     NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Recitals. The foregoing recitals are incorporated into this agreement in their entirety.
     2. Definitions. Capitalized terms shall have the definitions as provided herein and as provided in the Subject Development Agreement.
     3. Conveyance of Subject Property to Developer.
     A. Within thirty (30) days of the entering into of this Termination Agreement, the City shall convey the Subject Property to the Developer by recordable quit claim deed, subject to all matters of record or otherwise Including but not limited to: the same title exceptions, encumbrances, conditions, agreements and easements regarding the Subject Property as existed as of the conveyance of the Subject Property from the State of Illinois to the City; exceptions 2 through 11 of Schedule B of the First American Insurance Company Owner’s Title Policy, dated October 22 2004, File No. NCS-90286-CHI1; real estate taxes; covenants, conditions, encroachments and restrictions of record; zoning laws, statutes and ordinances, including, but not limited to, matters relating to the Tax Increment Allocation Redevelopment Act, the Route 20 Tax Increment Financing District and the Elgin Enterprise Zone; the Intergovernmental Lease Agreement to Utilize Space between the State of Illinois, acting through its Department of Central Management Services on behalf of the Department of Human Services and the City of Elgin for Building 67 (also known as Building 69) dated April 13, 2005, and May 16, 2005 (“hereinafter referred to as the “Subject Lease with the State”); reservation of easement for the State of Illinois as set forth in Section Nine of the Agreement for Sale of Real Property between the State of Illinois, acting by and through its Department of Central Management Services and the City of Elgin dated June 18, 2004 (such agreement is hereinafter referred to as the “Subject Agreement for the Sale of the Subject Property with the State”); restrictions on utilization of property and option to repurchase the property of the State of Illinois as set forth in Section Ten of the Subject Agreement for the Sale of the Subject Property with the State; provisions including “as is” and “where is” provisions in Section Eleven of the Subject Agreement for Sale of the Subject Property

with the State; provisions including indemnification provisions in Section Twelve of the Subject Agreement for Sale of the Subject Property with the State; and the provisions of Sections 3B — 3J of this Agreement. Unless otherwise directed by the Developer the grantee in the deed of conveyance conveying the Subject Property from the City to the Developer shall be John B. Sanfilippo & Son, Inc., an Illinois corporation. At the Closing of the conveyance of the Subject Property from the City to the Developer the City and the Developer will enter into an Assignment and Assumption Agreement whereby the City shall assign to the Developer and the Developer shall accept from the City all of the City’s rights, title and obligations in the Subject Lease with the State. The City hereby represents that the current version of the Subject Lease with the State is the Lease dated April 13, 2005 and May 16, 2005, and that the City has no knowledge of any current defaults with respect to the Subject Lease with the State.
     B. Developer hereby acknowledges and agrees that it is acquiring the Subject Property from the City in its “as is” and “where is” condition, and that, as of the closing of the conveyance of the Subject Property from the City to the Developer, the Developer will be acquiring the Subject Property with no direct recourse or direct rights of action against the City or the City’s officials, officers, employees, agents, attorneys, personal representatives, successors and/or assigns.
     C. Developer further understands and agrees that, the City shall have no responsibility for any responsive corrective actions or remediation of any Environmental Condition (as hereinafter defined) at, or upon the Subject Property and that Developer hereby waives and releases any claim for contribution against, and covenants not to sue the City, or the City’s officials, officers, employees, agents, attorneys, personal representatives, successors and assigns, whether asserted directly or indirectly, or whether in the nature of an action for contribution, third party proceeding or other action or proceeding whatsoever, for all damages, including, without limitation, punitive damages, liabilities, costs, losses, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action cost, compliance cost, investigation expenses, consultant’s fees, attorney’s fees, paralegal fees and litigation expenses (collectively “claims”) arising out of or in connection with any Environmental Conditions (as hereinafter defined on the Subject Property or its migration to any other site or location or arising out of or in connection with any Environmental Law (as hereinafter defined).
     D. The Developer for itself and its successors, assigns and grantees, hereby covenants and agrees that in consideration of this agreement neither the Developer nor its successors or assigns or its grantees shall directly or indirectly sue the City or the City’s officials, officers, employees, agents, attorneys, personal representatives, successors or assigns for any Claims with respect to, or arising out of any Environmental Condition (as hereinafter defined) or any other condition of, or situation existing with respect to the Subject Property or any Environmental Law (as hereinafter defined). The covenant and agreement of the Developer as set forth in the preceding sentence shall hereinafter be called the “Covenant Not to Sue”. The parties hereto understand and agree that Developer’s Covenant Not to Sue the City as stated herein does not apply to any action taken by the Developer to enforce any contractual obligations of the City as may be specifically set forth in this agreement.
     E. “Environmental Condition” shall mean any condition or situations existing on, under, at or about the Subject Property, the groundwater, subsurface water, and/or the underground soil and geologic conditions thereunder, prior to and/or as of the date of the execution of this agreement which (i) constitutes a violation of any State of Illinois or federal environmental law, regulation or ordinance and/or (ii) which does or might form the basis of any public or private claim or cause of action for the cleanup or remediation as a result of the release, threatened release, migration or the existence of any contaminants, pollutants, petroleum and petroleum byproducts, crude oil or any fraction thereof, chemicals, asbestos, wastes or substance (including, without limitation, regulated substances and hazardous wastes and hazardous substances as such terms are commonly used and understood within the framework of existing federal and Illinois environmental laws and regulations) and/or (iii) are a release or a threat of release of hazardous substances or hazardous waste, and/or (iv) are described or included in any report provided by the City to the

Developer or in any report generated by the investigations of the Subject Property.
     F. “Subject Property” shall mean the property described in this agreement, and any and all improvements thereon, and the soils, subsoils, geologic formations and the groundwater on and under such property.
     G. “Environmental Law” shall mean any federal or state law, statute, regulation, rule, order, decree, judgment or direction concerning environmental protection or health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource, Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, and the Illinois Environmental Protection Act, as amended.
     H. The “City” shall mean the City of Elgin and the City’s officials, officers, employees, agents, attorneys, personal representatives, boards and commissions, successors, assigns and grantees.
     I. At the Closing of the conveyance of the Subject Property from the City to the Developer the City and the Developer shall also enter into an Assignment and Assumption Agreement whereby the City shall assign all of its rights and obligations to the Developer and the Developer shall accept from the City all of the City’s rights and obligations regarding the provisions of Section Twelve of the Subject Agreement for Sale of the Subject Property with the State.

     J. The provisions of Sections 3B — 3J shall be deemed remade as of the closing of the conveyance of the Subject Property from the City to the Developer and shall survive such closing and shall not be merged into any closing documents and shall be binding on the Developer and its successors, assigns and grantees and shall run with title to the Subject Property.
     4. Route 20 Tax Increment Financing District and Subject Elgin Enterprise Zone Expansion.The City agrees to the extent permitted by law that during the term of the Subject Route 20 Tax Increment Financing District not to adopt any ordinances removing the Subject Property from the Route 20 Tax Increment Financing District. The City further agrees to the extent permitted by law that during the term of the Subject Elgin Enterprise Zone Expansion not to adopt any ordinances removing the Subject Property from the Elgin Enterprise Zone.
     5. Survey. The City has previously provided Developer with a survey of the Subject Property prepared by Landmark Engineering Group, Inc., dated March 3, 2004, Job No. 02-04-793. The City shall not be required to provide any other survey of the Subject Property.
     6. No Brokers or Agents Involved in this Transaction. Developer represents and warrants it has dealt with Interstate Partners L.L.C. and NAI Hiffman as its agents in connection with the proposed acquisition of the Subject Property and that it shall be responsible for and shall pay to Interstate Partners L.L.C.

and/or NAI Hiffman any and all fees, costs or expenses such entities may be due. The City and the Developer each warrant to the other that they have dealt with no other brokers or agents in connection with this transaction. Each party agrees to indemnify, hold harmless and defend the other party from any loss, cause, damages or expenses (including reasonable attorney’s fees) arising out of a breach of the warranties contained in this section.
     7. Title. The City has previously provided to the Developer a title commitment for the Subject Property issued by Chicago Title Insurance Company dated April 5, 2004, Order No. 1410 000532428KA. The City shall not be required to provide any other title commitment or title insurance for the Subject Property.
     8. Prorations. There shall be no prorations for the conveyance of the Subject Property from the City to the Developer.
     9. Termination of the Subject Development Agreement. The Subject Development Agreement entered into between the City and Developer dated May 26, 2004, is hereby terminated and cancelled and rendered null and void without any further obligations of the parties thereunder.
     10. Default. The City and Developer agree that, in the event of a default by the other party, the other party shall, prior to taking any such actions as may be available to it, provide written notice to the defaulting party stating that they are giving the defaulting party fifteen (15) days within which to cure such default. If the default shall not be cured within the thirty (30)

days period aforesaid, then the party giving such notice shall be permitted to avail itself of remedies to which it may be entitled under this Agreement.
     11. Remedies. Each of the entities identified in this agreement which comprise the Developer shall be jointly and severally liable for the performance of the terms of this agreement. If either party fails or refuses to carry out any of the material covenants or obligations hereunder, the other party shall be entitled to pursue any and all available remedies as specified herein or otherwise available at law, equity or otherwise. Notwithstanding the foregoing or anything else to the contrary in this agreement, no action shall be commenced by the Developer and/or any of its successors and/or assigns against the City for monetary damages. Venue for the resolution of any disputes or the enforcement of any rights pursuant to this agreement shall be in the Circuit Court of Kane County, Illinois. The provisions of this Section shall survive the Closing of the conveyance of the Subject Property from the City to the Developer and/or any termination and/or expiration of this Agreement.
     12. Time. Time is of the essence of this agreement.
     13. Notices. All notices shall be required to be in writing and shall be served on the parties at the addresses following their signatures. The mailing of a notice by registered or certified mail, return receipt requested, or by recognized overnight delivery service or personal delivery by courier service shall be sufficient service.
     14. Interpretation. This agreement shall be construed, and the rights and obligations of the City and the Developer hereunder shall be determined in accordance with the laws of the State of Illinois without reference to its conflict of laws rules.
     15. Relationship of the Parties. This agreement shall not be deemed or construed to create as between the City and the Developer an employment, joint venture, partnership or other agency relationship between the parties hereto.
     16. Failure to Enforce Provisions. The failure by a party to enforce any provision of this agreement against the other party shall not be deemed a waiver of the right to do so thereafter.
     17. Amendments. This agreement may be modified or amended only in writing signed by both parties hereto, or their permitted successors or assigns as the case may be.
     18. Entire Agreement. This agreement contains the entire agreement and understandings of the parties hereto with respect to the subject matter as set forth herein, all prior agreements and understandings having been merged herein and extinguished hereby.
     19. Joint and Collective Work Product. This agreement is and shall be deemed and construed to be a joint and collective work product of the City and the Developer, and, as such, this agreement shall not be construed against the other party, as the otherwise purported drafter of same, by any court of competent jurisdiction in order to resolve any inconsistency, ambiguity, vagueness or conflict, if any, in the terms and provisions contained herein.
     20. Assignment. This agreement shall be binding on the parties hereto and their respective successors, successors in title, grantees and assigns and shall run with the land. This agreement may not be assigned without the expressed written consent of each of the parties hereto. Any such assignment shall expressly provide that the assignee shall comply with all terms and requirements of this agreement.
     21. No Conflicting Interests. Developer hereby represents and warrants that the Developer, nor any associated person or organization, presently owns or has any beneficial interest in the Subject Property being conveyed to Developer or entitled to receive any income from the Subject Property. In compliance with 50 ILCS 105/3.1, Developer shall provide the City with a written statement subscribed by an owner, authorized trustee, corporate official, or managing agent, under oath, disclosing the identity of every person having an interest, real or personal, in the development group and every shareholder entitled to receive more than seven and one/half (7 1/2%) percent of the total distributable income of any corporation which will have an interest, real or personal, in such property upon the acquisition of any interest by the Developer in the Subject Property.
     22. Indemnification. To the fullest extent permitted by law, Developer agrees to and shall indemnify, defend and hold harmless,

the City, its officials, officers, employees, attorneys, agents, boards and commissions from and against any and all claims, suits, judgments, costs, attorney’s fees, damages or other relief, including but not limited to workmens’ compensation claims, in any way resulting from or arising out of or alleged to be resulting from or arising out of negligent actions or omissions of the Developer in connection herewith (which shall be deemed to include, but are not limited to, (1) the performance of the Subject Development Agreement; (2) the performance of this agreement, (3) the Environmental Remediation of the Subject Property or any other environmental remediation of the Subject Property, (4) the Subject Asbestos Abatement and Building Demolitions or any other asbestos abatement or demolition activities on the Subject Property, (5) site preparation activities on the Subject Property and (6) the construction of any improvements on the Subject Property), including negligence or omissions of employees, agents or subcontractors of the Developer, or in any way resulting from or arising out of or alleged to be resulting from or arising out of any violation and/or breach of the terms or provisions of the Subject Development Agreement and/or this agreement by the Developer, including any violation and/or breach by employees, agents or subcontractors of the Developer. In the event of any action against the City, its officials, officers, employees, agents, attorneys, boards or commissions covered by the foregoing duty to indemnify, defend and hold harmless such action shall be defended by legal counsel of the City’s choosing. The provisions of this Section 22 shall not apply to any fraud or willful misconduct committed by the City. Notwithstanding anything else to the contrary in this Agreement, no action shall be commenced by the Developer and/or any of its successors and/or assigns against the City for monetary damages. The provisions of this section shall survive the Closing of the conveyance of the Subject Property from the City to the Developer and/or any termination and/or expiration of this agreement.
     23. Acquisition Costs. The City and the Developer hereby release one another and agree not to pursue any legal action against each other for their respective previous costs incurred in the acquisition of the Subject Property from the State of Illinois pursuant to the Subject Development Agreement including, but not limited to, for such matters as appraisals, surveys, title reports, environmental investigations, purchase price, attorney’s fees and other closing costs.
     24. Severability. In the event any phrase, section, paragraph or portion of this Agreement is found to be invalid or illegal by any Court of competent jurisdiction, such finding of invalidity as to that portion shall not affect the validity, legality or enforceability of the remaining portions of this Agreement.
     25. No Disconnection. Neither the Developer nor any of the Developer’s successors in interest shall file, cause to be filed or take any action that would result in the disconnection or deannexation of the Subject Property from the City of Elgin. Without limiting the foregoing, Developer on behalf of itself and its successors and/or assigns hereby waives any and all rights, statutory or otherwise, to disconnect the Subject Property from the City of Elgin. The provisions of this Section shall survive the Closing of the conveyance of the Subject Property from the City to the Developer and/or any termination and/or expiration of this Agreement.
     26. Counterparts. This agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have entered into and executed this Termination Agreement on the date and year first written above.
SIGNATURE PAGE FOLLOWS ON FOLLOWING PAGE

	CITY OF ELGIN, a municipal	JOHN B. SANFILIPPO AND SON, INC.,
	corporation	an Illinois corporation

By	/s/ Edward Schock	By	/s/ Jasper B. Sanfilippo

	Mayor		Its

	Attest :	Attest :

	/s/ Dolonna Mecum	/s/ J. B. Sanfilippo

	City Clerk		Its	Exec. V.P. & asst. secretary

ARTHUR/BUSSE LIMITED PARTNERSHIP,
an Illinois limited partnership

		By	/s/ Jasper Sanfilippo

Its

Attest :

/s/ J. B. Sanfilippo

			Its	Executive Vice President

300 EAST TOUHY AVENUE LIMITED
PARTNERSHIP, an Illinois limited
partnership

		By	/s/ Jasper Sanfilippo

Its

Attest :

/s/ Jeffrey Sanfilippo

			Its	Exec. Vice President

	City of Elgin	John B. Sanfilippo and Son, Inc.
	c/o City Manager	2299 Busse Road
	150 Dexter Court	Elk Grove Village, IL 60007-6057
Elgin, IL 60120-5555

With a Copy of Any Notice to:	With a Copy of any Notice to:

William A. Cogley	Jeffrey J. Stahl
Corporation Counsel	Stahl Cowen Crowley LLC
City of Elgin	55 W. Monroe St, Suite 500
150 Dexter Court	Chicago, IL 60603
Elgin, IL 60120-5555

PLAT OF SURVEY
THAT PART OF THE SOUTHEAST QUARTER OF SECTION 23, TOWNSHIP 41 NORTH, RANGE 8 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: COMMENCING AT THE INTERSECTION OF THE WEST LINE OF THE AFORESAID SOUTHEAST QUARTER OF SECTION 23 WITH THE SOUTHERLY RIGHT OF WAY LINE OF THE U.S. ROUTE 20 BY-PASS; THENCE SOUTH 00 DEGREES 09 MINUTES 40 SECONDS WEST, ALONG AFORESAID WEST LINE OF THE SOUTHEAST QUARTER, A DISTANCE OF 797.77 FEET FOR THE POINT OF BEGINNING; THENCE SOUTH 86 DEGREES 33 MINUTES 51 SECONDS EAST, A DISTANCE OF 564.68 FEET; THENCE NORTH 03 DEGREES 31 MINUTES 48 SECONDS EAST, A DISTANCE OF 820.00 FEET TO THE AFORESAID SOUTHERLY RIGHT OF WAY LINE OF U.S. ROUTE 20 BY-PASS; THENCE SOUTH 88 DEGREES 46 MINUTES 03 SECONDS EAST, ALONG SAID SOUTHERLY RIGHT OF WAY LINE, A DISTANCE OF 1123.09 FEET; THENCE SOUTHEASTERLY, ALONG SAID SOUTHERLY RIGHT OF WAY LINE, BEING ALONG A CURVE TO THE RIGHT, HAVING A RADIUS OF 959.76 FEET, CHORD BEARING OF SOUTH 72 DEGREES 47 MINUTES 03 SECONDS EAST, AN ARC DISTANCE OF 208,78 FEET; THENCE SOUTH 66 DEGREES 33 MINUTES 09 SECONDS EAST, ALONG SAID SOUTHERLY RIGHT OF WAY LINE, TANGENT TO THE LAST DESCRIBED CURVE, A DISTANCE OF 4.20 FEET; THENCE SOUTHEASTERLY, ALONG SAID SOUTHERLY RIGHT OF WAY LINE, BEING ALONG A CURVE TO THE LEFT, HAVING A RADIUS OF 3029.48 FEET, CHORD BEARING OF SOUTH 70 DEGREES 50 MINUTES 57 SECONDS EAST, AN ARC DISTANCE OF 454.37 FEET TO THE WESTERLY RIGHT OF WAY LINE OF STATE ROUTE NO. 31; THENCE SOUTH 00 DEGREES 42 MINUTES 08 SECONDS EAST, ALONG SAID WESTERLY RIGHT OF WAY LINE, A DISTANCE OF 188.74 FEET; THENCE SOUTH 05 DEGREES 17 MINUTES 58 SECONDS WEST, ALONG SAID WESTERLY RIGHT OF WAY LINE, A DISTANCE OF 601.06 FEET; THENCE SOUTHWESTERLY, ALONG SAID WESTERLY RIGHT OF WAY LINE, BEING ALONG A CURVE TO THE RIGHT, HAVING A RADIUS OF 3241.17 FEET, CHORD BEARING OF SOUTH 11 DEGREES 18 MINUTES 04 SECONDS WEST, AN ARC DISTANCE OF 679.01 FEET; THENCE SOUTH 21 DEGREES 43 MINUTES 17 SECONDS WEST, -ALONG SAID WESTERLY RIGHT OF WAY LINE, A DISTANCE OF 96.27 FEET; THENCE SOUTH 20 DEGREES 14 MINUTES 40 SECONDS WEST, ALONG SAID WESTERLY RIGHT OF WAY LINE, A DISTANCE OF 68.38 FEET TO A JOG IN SAID WESTERLY LINE; THENCE NORTH 69 DEGREES 35 MINUTES 38 SECONDS WEST, ALONG SAID JOG, A DISTANCE OF 30.00 FEET; THENCE SOUTH 20 DEGREES 14 MINUTES 40 SECONDS WEST ALONG SAID WESTERLY RIGHT OF WAY LINE, A DISTANCE OF 20.00 FEET TO A JOG IN SAID WESTERLY RIGHT OF WAY LINE; THENCE SOUTH 69 DEGREES 35 MINUTES 38 SECONDS EAST, ALONG SAID JOG, A DISTANCE OF 30.00 FEET; THENCE SOUTH 20 DEGREES 14 MINUTES 40 SECONDS WEST, ALONG SAID WESTERLY RIGHT OF WAY LINE, A DISTANCE OF 95.40 FEET; THENCE SOUTH 40 DEGREES 51 MINUTES 13 SECONDS WEST, ALONG SAID WESTERLY RIGHT OF WAY LINE A DISTANCE OF 49.38 FEET; THENCE SOUTH 65 DEGREES 11 MINUTES 41 SECONDS WEST, ALONG SAID WESTERLY RIGHT OF WAY LINE, A DISTANCE OF 27.00 FEET; THENCE SOUTH 22 DEGREES 31 MINUTES 54 SECONDS WEST, ALONG SAID WESTERLY RIGHT OF WAY LINE, A DISTANCE OF 107.73 FEET; THENCE SOUTH 28 DEGREES 49 MINUTES 52 SECONDS EAST, ALONG SAID WESTERLY RIGHT OF WAY LINE, A DISTANCE OF 32.11 FEET; THENCE NORTH 84 DEGREES 37 MINUTES 06 SECONDS WEST, A DISTANCE OF 1110.23 FEET TO A POINT HEREAFTER REFERRED TO AS POINT “A”; THENCE CONTINUING NORTH 84 DEGREES 37 MINUTES 06 SECONDS WEST. A DISTANCE OF 557.75 FEET; THENCE NORTH 86 DEGREES 41 MINUTES 37 SECONDS WEST, A DISTANCE OF 344.06 FEET TO THE AFORESAID WEST LINE OF THE SOUTHEAST QUARTER OF SECTION 23; THENCE NORTH 00 DEGREES 09 MINUTES 40 SECONDS EAST, ALONG SAID WEST LINE, A DISTANCE OF 1165.55 FEET TO THE POINT OF BEGINNING, EXCEPTING THEREFROM THAT PART OF AFORESAID SOUTHEAST QUARTER OF SECTION 23 DESCRIBED AS FOLLOWS: COMMENCING AT THE AFORESAID POINT “A”; THENCE NORTH 05 DEGREES 22 MINUTES 54 SECONDS EAST, A DISTANCE OF 422.29 FEET; THENCE SOUTH 79 DEGREES 01 MINUTES 05 SECONDS EAST, A DISTANCE OF 78.58 FEET FOR THE POINT OF BEGINNING OF EXCEPTION; THENCE NORTH 79 DEGREES 01 MINUTES 05 SECONDS WEST, ALONG THE LAST DESCRIBED COURSE AND SAID LINE EXTENDED WESTERLY, A DISTANCE OF 461.30 FEET; THENCE NORTH 10 DEGREES 58 MINUTES 55 SECONDS EAST, A DISTANCE OF 394.97 FEET; THENCE SOUTH 79 DEGREES 01 MINUTES 05 SECONDS EAST, A DISTANCE OF 357.62 FEET; THENCE SOUTH 10 DEGREES 58 MINUTES 55 SECONDS WEST, A DISTANCE OF 284.28 FEET; THENCE SOUTH 79 DEGREES 01 MINUTES 05 SECONDS EAST, A DISTANCE OF 103.68 FEET; THENCE SOUTH 10 DEGREES 58 MINUTES 55 SECONDS WEST, A DISTANCE OF 110.70 FEET TO THE POINT OF BEGINNING, CONTAINING 90.00 ACRES MORE OR LESS. ALSO A 66.00 FOOT WIDE INGRESS, EGRESS, AND UTILITY EASEMENT OVER THAT PART OF AFORESAID SOUTHEAST QUARTER OF SECTION 23 DESCRIBED AS FOLLOWS: BEGINNING AT AFORESAID POINT “A” THENCE NORTH 05 DEGREES 22 MINUTES 54 SECONDS EAST, A DISTANCE OF 422.29 FEET; THENCE NORTH 79 DEGREES 01 MINUTES 05 SECONDS WEST, A DISTANCE OF 66.32 FEET; THENCE SOUTH 05 DEGREES 22 MINUTES 54 SECONDS WEST, A DISTANCE OF 428.76 FEET TO THE INTERSECTION WITH A LINE THAT BEARS NORTH 86 DEGREES 41 MINUTES 37 SECONDS WEST FROM THE POINT OF BEGINNING OF SAID EASEMENT; THENCE SOUTH 86 DEGREES 41 MINUTES 37 SECONDS EAST, ALONG SAID LINE, A DISTANCE OF 66.00 FEET TO THE POINT OF BEGINNING OF SAID EASEMENT, SITUATED IN THE CITY OF ELGIN, KANE COUNTY, ILLINOIS AND CONTAINING 90.00 ACRES MORE OR LESS.